UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Luminent Mortgage Capital, Inc.

(Name of Registrant as Specified In Its Charter)

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April 16, 2007

Dear Stockholder:

On behalf of the board of directors and management of Luminent Mortgage Capital, Inc., I cordially invite you to attend our 2007 annual meeting of stockholders. Our meeting will be held at 10:00 a.m., local time, on May 23, 2007 at our main offices, located at 101 California Street, Suite 1350, San Francisco, California 94111.

At our meeting, stockholders will elect two Class I directors and act upon any other matter that properly comes before our annual meeting or any adjournment or postponement of our annual meeting.

Your vote is important. Whether or not you plan to attend our annual meeting, I hope you will read the enclosed proxy statement and then complete, sign and date the enclosed proxy card and return it in the envelope provided. Please note that you may vote in person at our annual meeting even if you have previously returned the card.

Thank you for your attention to this important matter. I look forward to seeing those of you who can attend our annual meeting on May 23, 2007.

Sincerely,

Gail P. Seneca
Chairman of the Board and
Chief Executive Officer

LUMINENT MORTGAGE CAPITAL, INC.
101 CALIFORNIA STREET, SUITE 1350
SAN FRANCISCO, CA 94111
(415) 217-4500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 23, 2007

Notice is hereby given that our annual meeting of stockholders will be held at our main offices, located at 101 California Street, Suite 1350, San Francisco, California, 94111, on Wednesday, May 23, 2007, at 10:00 a.m., local time.

A proxy card, a proxy statement for our annual meeting and our Annual Report on Form 10-K for the year ended December 31, 2006 are enclosed.

The purposes of our annual meeting are:

1. to elect two Class I directors who will serve until our 2010 annual meeting of stockholders and until their successors are elected; and

2. to act upon any other matter that properly comes before our annual meeting or any adjournment or postponement of our annual meeting.

Stockholders of record at the close of business on March 28, 2007 are entitled to vote at our annual meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at our annual meeting will be available for examination at our main offices by any stockholder for any purpose germane to our annual meeting during the 10 days prior to our annual meeting, as well as at our annual meeting.

You are requested to complete, sign and date the enclosed proxy card, which is solicited on behalf of our board of directors, and to mail it promptly in the envelope provided. The proxy will not be used if you attend our annual meeting and tell us you wish to vote in person.

By Order of the Board of Directors,

Christopher J. Zyda
Corporate Secretary

San Francisco, California
April 16, 2007

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE US THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT OUR MEETING. A PRE-ADDRESSED POSTAGE-PAID ENVELOPE IS PROVIDED FOR YOUR CONVENIENCE.

LUMINENT MORTGAGE CAPITAL, INC.

PROXY STATEMENT

This proxy statement contains information relating to the annual meeting of stockholders of Luminent Mortgage Capital, Inc. to be held on Wednesday, May 23, 2007, beginning at 10:00 a.m., at our principal executive offices at 101 California Street, Suite 1350, San Francisco, California 94111 and at any adjournment or postponement of our annual meeting. This proxy statement and the accompanying proxy are first being mailed to stockholders on or about April 16, 2007. Unless the context indicates otherwise, all references in this proxy statement to “we,” “us” or the “Company” refer to Luminent Mortgage Capital, Inc. and its subsidiaries.

ABOUT OUR ANNUAL MEETING AND VOTING

What is the purpose of our annual meeting?

At our annual meeting, stockholders will be asked to elect two Class I directors. In addition, our management will report on our performance during 2006 and respond to appropriate questions from stockholders.

Will stockholders be asked to vote on any other matters?

As far as our board of directors and management know, stockholders will vote at our annual meeting only on the election of directors as described in this proxy statement. However, if any other matter properly comes before our annual meeting, the persons named as proxies for stockholders will vote on those matters in accordance with their judgment.

Who is entitled to vote at our annual meeting?

Holders of record of our common stock as of the close of business on March 28, 2007, which is the record date, are entitled to vote at our annual meeting. As of March 28, 2007, we had 47,958,510 shares of common stock outstanding. Stockholders are entitled to cast one vote per share on each matter presented for consideration at our annual meeting. If our annual meeting is adjourned or postponed, your common stock may be voted by the proxies on the new meeting date as well, unless you have revoked your proxy.

What is a quorum for our annual meeting?

The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes entitled to be cast by all stockholders will constitute a quorum for the transaction of business at our annual meeting. Mellon Investor Services LLC, the independent inspector of election appointed for our annual meeting, will determine whether a quorum is present.

How do I vote?

If you hold your shares in your own name as a holder of record, you may vote your shares of common stock in person at our annual meeting or by returning your proxy to us in the envelope that we have provided to you. If your common stock is held by a broker, bank or other nominee, you will receive instructions from that person on how to vote your shares.

Can I change my vote?

Yes. If you are a stockholder of record, you can revoke your signed proxy at any time before it is voted. To revoke your proxy, you may send a written notice of revocation to our corporate secretary, Christopher J. Zyda, 101 California Street, Suite 1350, San Francisco, California 94111. You may also revoke a proxy by submitting another signed proxy with a later date or by voting in person at our annual meeting.

If you are not a stockholder of record, you may revoke or change your vote by submitting new instructions to your broker, bank, or other nominee.

What are our board’s recommendations on how to vote my shares?

Our board of directors recommends you vote FOR the election of each of the nominees for election as Class I directors.

What vote is required to approve the election of directors?

The two persons receiving the highest number of “FOR” votes cast in person or by proxy by our stockholders at our annual meeting will be elected as Class I directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more nominees will not be voted with respect to the nominee or nominees indicated.

If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendation of our board of directors, i.e., for the election of our nominees for Class I directors. If other matters are properly brought before our annual meeting, the vote required will be determined by applicable law, the rules of the New York Stock Exchange, or NYSE, and our charter and bylaws, as applicable.

Who will count the votes?

Representatives of Mellon Investor Services LLC, our independent inspector of elections, will count the votes.

STOCK OWNERSHIP

How much stock do our directors and executive officers beneficially own?

The following table sets forth as of March 28, 2007 the amount and percentage of our common stock beneficially owned by each of our directors, each of our executive officers named in the Summary Compensation Table in this proxy statement and all of our directors and executive officers as a group.

Except as otherwise noted, as of March 28, 2007 the beneficial owners named in the following table have sole voting and investment power with respect to all shares of our common stock shown below as beneficially owned by them, subject to community property laws, where applicable.

	Shares of Common
	Stock Beneficially Owned	Percent

Name of Individual or Identity of Group(1)
Directors:
Gail P. Seneca, Ph.D.(2)	517,527	1.1%
Leonard Auerbach, Ph.D.	31,500	*
Robert B. Goldstein	67,921	*
Bruce A. Miller, CPA	7,400	*
S. Trezevant Moore, Jr.(3)	211,000	*
Donald H. Putnam	25,000	*
Frank L. Raiter	3,850	*
Joseph E. Whitters, CPA	235,000	*
Executive Officers:
Christopher J. Zyda(4)	218,916	*
Eleanor Cornfeld Melton(5)	23,483	*
Ronald Viera(6)	30,000	*

All directors and executive officers as a group (11 persons)	1,371,597	2.9%

*	less than 1%.

(1)	The address of each of our officers and directors is c/o Luminent Mortgage Capital, Inc., 101 California Street, Suite 1350, San Francisco, California 94111.

(2)	Includes a total of 175,000 shares of restricted stock that vest in installments during 2008 and 2009. Ms. Seneca is also our chief executive officer.

(3)	Includes a total of 165,083 shares of restricted stock that vest in installments during 2007, 2008 and 2009.

(4)	Includes a total of 122,666 shares of restricted stock that vest in installments during 2007, 2008 and 2009. Also includes currently exercisable stock options to purchase 50,000 shares of our common stock.

(5)	Includes a total of 21,333 shares of restricted stock that vest in installments during 2007, 2008 and 2009.

(6)	Includes a total of 30,000 shares of restricted stock that vest in installments during 2007, 2008 and 2009.

Does any stockholder own 5% or more of our common stock?

The table below shows each stockholder known to us to own beneficially 5% or more of our common stock.

	Shares of Common
Name of Beneficial Owner(1)	Stock Beneficially Owned(1)	Percent

DePrince, Race & Zollo, Inc.	3,678,520	7.69%
Munder Capital Management	3,076,040	6.43

(1)	As reported in a Schedule 13G filed with the Securities and Exchange Commission, or the SEC.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our directors are divided into three classes serving staggered three-year terms. As a result, every year one class, including approximately one-third of our total number of directors, stands for election by our stockholders. Directors hold office until their successors are elected. Our board of directors currently consists of two Class I directors, three Class II directors and three Class III directors.

At our annual meeting, our stockholders will vote to elect two Class I directors, whose terms will expire at our annual meeting of stockholders in 2010 and upon the election of their successors.

The persons named in the enclosed proxy will vote to elect S. Trezevant Moore, Jr. and Joseph E. Whitters, CPA as Class I directors, unless you withhold authority to vote for the election of one or more of the nominees by marking your proxy to that effect. Each nominee is currently a director.

Nominees for Election as Class I Directors

S. Trezevant Moore, Jr., age 54, is our president and chief operating officer and has been a member of our board of directors since November 2005. For five years prior to joining us in March 2005, Mr. Moore was the executive vice president of capital markets for Radian Guaranty Inc. Prior to his service at Radian, Mr. Moore held several senior level positions in the mortgage industry, including First Union National Bank from 1997 to 2000, Nationsbanc Capital Markets from 1994 to 1997, Citicorp Securities from 1989 to 1994 and First Boston from 1984 to 1989. Mr. Moore earned both his B.A. and M.B.A. degrees from the University of Pennsylvania.

Joseph E. Whitters, CPA, age 48, has been one of our independent directors since August 2003. Mr. Whitters has been a senior advisor to Frazier Health Care Ventures since 2006. Mr. Whitters has served on the board and chairman of the audit committee of Omnicell, a publicly-owned medication-dispensing technology company since 2003 and has served as chairman of the board and chairman of the compensation committee of Mentor Corp., a medical products company, since 2004. Mr. Whitters was with First Health Group Corp., a managed health care company, where he most recently served as an executive vice president from March 2004 until the company was sold in January 2005. He joined First Health Group Corp. as its controller in October 1986, served as its vice president, finance from August 1987 to March 2004 and its chief financial officer from March 1988 to March 2004. From 1984 through 1986, he served as controller of United HealthCare Corp., a diversified medical services company. From 1983 to 1984, he served as manager of accounting and taxation for Overland Express, a publicly traded trucking company. From 1980 to 1983, he was a senior manager for tax matters at Peat Marwick, a public accounting firm. Mr. Whitters holds a B.A. degree in accounting from Luther College in Decorah, Iowa.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE
ABOVE-NAMED NOMINEES. PROXIES RECEIVED WILL BE SO VOTED UNLESS
STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXY.

Certain information regarding our Class II and Class III Directors whose terms of office will continue after our annual meeting until the expiration of their respective terms is as follows:

Gail P. Seneca, Ph.D., age 54, has been the chairman of our board of directors and our chief executive officer since our formation in 2003. Ms. Seneca founded Seneca Capital Management LLC, an institutional asset management firm in 1989, which managed $15 billion at its peak. The firm was sold to Phoenix Life Insurance Company in 2005. Ms. Seneca’s investment career also includes senior positions in the asset management divisions of major east and west coast banks. Ms. Seneca was awarded a Ph.D. from New York University in 1979. She serves on numerous investment committees, ranging from that of the San Francisco Fine Arts Museum to the Pacific Gas and Electric Nuclear Decommissioning Trust.

Leonard Auerbach, Ph.D., age 60, has been one of our independent directors since March 2005. Dr. Auerbach is currently President of L, B, A & C, a consulting and investment company. Dr. Auerbach also serves as the chairman of the board of trustees of the RS Funds, formerly the Robertson Stephens and Guardian funds, a publicly-owned mutual fund complex, where he has served as a trustee since the inception of the fund group in 1987. From 2001 until 2005, he served as a director of Sequoia National Bank in San Francisco. Dr. Auerbach was founding president and chief executive officer of AIG-Centre Capital, a mortgage conduit, from 1999 to 2002 and was a general partner of Tuttle & Company, a leading industry consultant on mortgage hedging and analytics, from 1989 to 1997. From January 1998 until its sale to Greenpoint Bank in March 1999, Dr. Auerbach was a director of Headlands Mortgage. From 1973 to 1983, Dr. Auerbach served on the faculty of the Haas School of Business at the University of California, Berkeley. From 1975 to 1983, was a founding faculty member of the St. Mary’s College Executive MBA Program and from 1983 to 1989 was a full professor at the Executive and Graduate MBA programs at St. Mary’s College of California. He has written and lectured extensively on mortgage finance. Dr. Auerbach earned a B.A. in Mathematics from the University of Wisconsin and a Ph.D. in Management Science from the University of California, Berkeley.

Robert B. Goldstein, age 66, has been one of our independent directors since 2003. Mr. Goldstein has been a founding principal of CapGen Capital Advisors LLC since August 2006. CapGen is a private equity fund specializing in banks and financial services companies with offices in Washington, D.C. and New York, New York. Mr. Goldstein has been a member of the board of directors of RSGroup Holdings, Inc. since August 2003 and a member of the board of directors, audit committee and executive committees of F.N.B. Corporation, a financial holding company, as well as chairman of its compensation committee since July 2003. Mr. Goldstein is also chairman of the executive committee of Great Lakes Bancorp, having previously served as chairman of the board and chief executive officer of its predecessor, Bay View Capital Corporation, where he served from 2001 until April 2006. Since January 2007, Mr. Goldstein has also been a member of the board of directors of The BANKshares, Inc. and of its member bank, Bank Brevard, and a member of the executive network of Glencoe Capital LLC. Mr. Goldstein served as president of the Jefferson Division of Hudson United Bank in Philadelphia from 2000 to 2001, when Hudson United acquired Jeff Banks Inc., and was president of Jeff Banks Inc. from 1998 to 2000. Mr. Goldstein was chairman and chief executive officer of Regent Bancshares Corp. and Regent National Bank in Philadelphia, Pennsylvania, from 1997 to 1998, and, from 1993 to 1996, he served as president and chief executive officer of Lafayette American Bank in Connecticut. Mr. Goldstein holds a B.B.A. degree from Texas Christian University, from which he graduated magna cum laude, and also served for seven years on the faculty of Southern Methodist University’s Graduate School of Banking.

Bruce A. Miller, CPA, age 64, has been our lead independent director since our formation in June 2003. Mr. Miller is a retired managing partner of the E&Y Kenneth Leventhal Real Estate Group, San Francisco, California, where he served from 1980 to 1999. Mr. Miller is a certified public accountant and a member of the American Institute of Certified Public Accountants. Mr. Miller is the chairman of the board of LumenIQ, Inc., president of the board of The San Francisco Food Bank and is a director of Great Circle Water (Technologies), Inc., California Center for Land Recycling and Whitney Cressman Limited. Mr. Miller is also a retired director of AMB Institutional Alliance REIT I, Inc. Mr. Miller has been an advisor to David J. Brown Real Estate Investor since 1980. Mr. Miller earned a B.A. degree from Drexel University and an M.B.A. degree from New York University.

Donald H. Putnam, age 55, has been one of our independent directors since August 2003. Mr. Putnam is currently the Managing Partner of Grail Partners LLC, a merchant banking firm providing advice and capital to the investment management business worldwide that he founded in 2005. From 1987 through 2004, he was chief executive officer of Putnam Lovell NBF Securities Inc. Putnam Lovell is a global investment banking firm Mr. Putnam founded in 1987 and sold in 2002 to National Bank Financial, the broker/dealer subsidiary of National Bank of Canada. From 1980 to 1986, Mr. Putnam held various senior positions at SEI Investments Inc., a publicly-owned investment advisory firm. From 1978 to 1980, Mr. Putnam was a senior consultant at Catallatics Corporation, a financial services company, where he devised new products and strategies for banking clients. From 1973 to 1978, Mr. Putnam held various positions in the trust and investment group of Bankers Trust Company. Mr. Putnam attended Franklin Pierce College and New York University.

Frank L. Raiter, age 59, has been one of our independent directors since March 2007. The governance and nominating committee and our board of directors acted to appoint Mr. Reiter to the board of directors upon recommendations by certain of our executive officers and our independent directors. Mr. Raiter currently serves on the board of directors of Clayton Holdings Inc. Mr. Raiter is the retired managing director of Standard & Poor’s Ratings Group where he served from 1995 to 2005. Prior to his service at S&P, Mr. Raiter was the chief investment officer and treasurer of Caliber Bank in Phoenix, Arizona from April 1994 to September 1994 when Caliber was sold to Norwest Bank, and served from March 1990 to March 1994 as the assistant director, Office of Securities Transactions, of the Resolution Trust Corporation. Mr. Raiter also served as captain and company commander in the United States Marine Corps. Mr. Raiter earned a B.A. in Economics with honors from North Carolina State University and an MBA in Finance from the University of North Carolina.

OUR BOARD OF DIRECTORS AND ITS COMMITTEES

Our Directors

The eight current members of our board of directors are as follows:

				Current
Name	Age	Position	Class	Term Expires

Directors and Executive Officers
Gail P. Seneca, Ph.D.	54	Chairman of the Board and Chief Executive Officer	II	2008
S. Trezevant Moore, Jr.	54	President and Chief Operating Officer	I	2007
Independent Directors
Bruce A. Miller, CPA	64	Lead Independent Director(1)(2)	III	2009
Leonard Auerbach, Ph.D.	60	Independent Director(3)	II	2008
Robert B. Goldstein	66	Independent Director(1)(2) (3)	II	2008
Donald H. Putnam	55	Independent Director(2)(3)	III	2009
Frank L. Raiter	59	Independent Director(3)	III	2009
Joseph E. Whitters, CPA	48	Independent Director(1)	I	2007

(1)	Audit Committee Member

(2)	Compensation Committee Member

(3)	Governance and Nominating Committee Member

Our board of directors currently consists of eight members. Under our bylaws, the number of directors may be increased or decreased by our board, but may not be fewer than one nor more than 15. Any vacancy on our board of directors, whether resulting from the resignation or removal of a director or from an increase in the size of our board of directors, may be filled only by a vote of our directors; alternately, a vacancy resulting from removal of a director may be filled by a vote of our stockholders. Six of our eight directors are independent as determined under the independence standards of the NYSE.

Our bylaws require that a majority of the members of our board of directors must be independent directors. Our bylaws also provide that all of the members of our audit committee, our compensation committee and our governance and nominating committee must be independent directors.

As required by the rules of the NYSE, our board of directors considered the independence of each of our directors under the NYSE’s standards of independence. Our board of directors affirmatively determined that Messrs. Miller, Auerbach, Goldstein, Putnam, Raiter and Whitters have no material relationship with us, either directly, or as a partner, stockholder or officer of an organization that has a material relationship with us, and are thus independent under the NYSE’s independence standards.

2006 Meetings

During 2006, our board of directors held four meetings. Each member of our board of directors attended 75% or more of the meetings held by our board of directors and the committees of our board of directors on which the director served during 2006.

We have a policy that actively encourages, but does not obligate, our directors to attend our annual stockholders’ meetings because we believe this policy provides our stockholders with an opportunity to communicate with the members of our board of directors. Mr. Goldstein, Mr. Moore, Mr. Putnam and Mr. Whitters were unable to attend our 2006 annual meeting of stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, our directors, executive officers and persons holding 10% or more of our common stock are required to file forms reporting their beneficial ownership of our common stock and subsequent changes in that ownership with the SEC. Such persons are also required to furnish us copies of the forms so filed. Based solely upon a review of copies of such forms filed with us, we believe that during 2006 our executive officers and directors and our stockholders owning 10% or more of our common stock complied with the Section 16(a) filing requirements on a timely basis, except that Gail P. Seneca did not report one 5,000 share purchase transaction by her husband on a timely basis.

Committees of our Board of Directors

Since our formation in 2003, our board of directors has maintained an audit committee, a compensation committee and a governance and nominating committee. Our board of directors may establish other committees from time to time.

Audit Committee

Our audit committee is currently composed of three directors: Bruce A. Miller, CPA (chairman), Robert B. Goldstein and Joseph E. Whitters, CPA. Our board of directors has determined that all three members of our audit committee satisfy the independence requirements of the NYSE. Our board of directors has also determined that:

•	all members of our audit committee qualify as an “audit committee financial expert,” as defined by the SEC, and

•	all members of our audit committee are “financially literate,” within the meaning of the NYSE rules, and “independent” under the audit committee independence standards under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Our audit committee acts pursuant to a written charter. Among other things, our audit committee charter calls upon our audit committee to:

•	oversee our accounting and financial reporting processes, including the oversight of the financial reports, financial statements and other financial information we provide to governmental and regulatory bodies, the public and others who rely thereon;

•	oversee our systems of internal accounting and financial controls, including our compliance with the Sarbanes-Oxley Act;

•	select and evaluate the retention of our independent registered public accounting firm;

•	evaluate, no less frequently than annually, the qualifications and independence of our independent registered public accounting firm;

•	oversee the annual independent audit of our financial statements in accordance with generally accepted accounting principles in the United States consistently applied;

•	review our compliance with applicable legal and regulatory requirements; and

•	take such other actions from time to time within the scope of its charter as our committee deems necessary or appropriate or as our board of directors may request.

In 2006, our audit committee held five meetings.

Compensation Committee

The members of our compensation committee are Robert B. Goldstein (chairman), Bruce A. Miller, CPA, and Donald H. Putnam. Our board of directors has determined that all of our compensation committee members qualify as:

•	“independent directors” under the NYSE independence standards;

•	“non-employee directors” under Exchange Act rule 16b-3; and

•	“outside directors” under Internal Revenue Code section 162(m).

Our board of directors has delegated authority to our compensation committee to administer all of our equity incentive plans, to ensure our compensation plans are designed to recruit and retain executive officers of superior talent and create a significant relationship between compensation and benefit levels and performance, to determine the salary and bonus of our executive officers and to make salary and bonus recommendations to our board of directors regarding all other employees. Our compensation committee acts pursuant to a written charter. Among other things, our compensation committee charter calls upon our compensation committee to:

•	develop our overall compensation policies, and establish performance-based incentives that support and reinforce our long-term strategic goals, organizational objectives and align the interests of our executive officers with the interests of our stockholders;

•	review and approve goals and objectives relevant to the compensation of our chief executive officer, evaluate the performance of our chief executive officer in light of those goals and objectives and set the compensation of our chief executive officer;

•	consider and approve the selection, retention and compensation arrangements for our other executive officers and establish, review and approve compensation plans in which executive officers are eligible to participate;

•	establish from time to time the compensation of the members of our board of directors and the members of the committees of our board of directors;

•	monitor and make recommendations with respect to succession planning for our chief executive officer;

•	produce an annual report on executive compensation for inclusion in our proxy statement in accordance with applicable rules and regulations; and

•	such other actions from time to time within the scope of its charter as our committee deems necessary or appropriate or as our board of directors may request.

In 2006, our compensation committee held two meetings.

Compensation Committee Interlocks

None of the members of our compensation committee is a current or former officer or employee of ours. During 2006, none of our executive officers served as members of the board of directors or of the compensation committee of any entity that has one or more executive officers who served on our board of directors or our compensation committee.

Governance and Nominating Committee

Our governance and nominating committee develops and monitors corporate governance best practices for our board of directors and nominates candidates for election to our board of directors. The members of our governance and nominating committee are Robert B. Goldstein (chairman), Leonard Auerbach, Frank L. Raiter and Donald H. Putnam. Our governance and nominating committee is composed entirely of independent directors as required by NYSE rules.

Our governance and nominating committee operates pursuant to a written charter. Among other things, our governance and nominating committee charter calls upon our governance and nominating committee to:

•	develop and recommend to our board of directors policies and processes designed to provide for effective and efficient corporate governance, including but not limited to, policies for evaluation of the members of our board of directors and its chairperson; election and consideration for reelection of the members of our board of directors and succession planning for the chairman and other members of our board of directors;

•	have responsibility for board education, including new director orientation;

•	prepare an initial draft of our annual goals and objectives for review by our board of directors;

•	evaluate the size and composition of our board of directors, develop criteria for membership on our board of directors and determine the independence under applicable laws of existing and prospective members of our board of directors;

•	seek and evaluate qualified individuals to become our directors; and

•	take such other actions from time to time within the scope of its charter as our committee deems necessary or appropriate or as our board of directors may request.

In 2006, our governance and nominating committee held one meeting.

Nominations by Stockholders

Our governance and nominating committee will consider nominees recommended by stockholders. Any nominations should be submitted in writing to the chairman of our governance and nominating committee at our principal business address. The submission must include:

•	the nominating stockholder’s name, address and telephone number and a statement of the number of shares of our stock the nominating stockholder beneficially owned during the year preceding the date of nomination;

•	the nominee’s name, address and telephone number; and

•	a statement of the nominee’s qualifications for board membership.

The written materials must be submitted within the time permitted for submission of a stockholder proposal for inclusion in our proxy statement for our annual meeting. Our governance and nominating committee will evaluate prospective nominees suggested by stockholders in the same manner and utilizing the same criteria as any other prospective nominee identified by any other source. In general, the criteria and processes that our governance and nominating committee follows are described below. In connection with this year’s annual meeting of stockholders, we did not receive any director nomination from stockholders beneficially owning 5% or more of our common stock. For information regarding nominations or stockholder proposals from stockholders, see “Other Matters — Stockholder Proposals for Our 2008 Annual Meeting.”

Criteria for Evaluating Potential Nominees to the Board

Our governance and nominating committee follows the following criteria for evaluating potential nominees to our board of directors and the nomination of current directors for reelection.

Minimum Criteria.  Any prospective board candidate must meet the following minimum criteria:

•	reputation of integrity, strong moral character and adherence to high ethical standards;

•	holds or has held a generally recognized position of leadership in the community and/or chosen field of endeavor, and has demonstrated high levels of accomplishment;

•	demonstrated business acumen and experience, and ability to exercise sound business judgment and common sense in matters that relate to our current and long-term objectives;

•	ability to understand our financial statements and related financial information;

•	commitment to understand our business, industry and strategic objectives;

•	commitment and ability to attend and participate in meetings of our board of directors and board committees;

•	ability to fulfill the responsibilities as one of our directors in light of the candidate’s other obligations, including obligations to the other boards on which the candidate serves;

•	willingness to represent and act in the interests of all of our stockholders rather than the interests of a particular group;

•	good health and an ability to serve;

•	for prospective non-employee directors, independence under SEC and NYSE rules, and the absence of any material conflict of interest or legal impediment to, or restriction on, the nominee serving as one of our directors; and

•	willingness to accept a nomination to serve as one of our directors.

Other Factors.  Our governance and nominating committee also considers the following factors in connection with its evaluation of each prospective director nominee:

•	whether the prospective nominee will foster a diversity of skills and experiences;

•	whether the nominee possesses the requisite education, training and experience to qualify as “financially literate” or as an audit committee “financial expert” under applicable SEC and NYSE rules;

•	for directors standing for re-election, the incumbent director’s performance during his or her term, including the number of meetings attended, level of participation and overall contribution to us; and

•	the composition of our board and whether the prospective nominee will add to or complement our board’s existing strengths.

Process for Selecting Nominees to Our Board

Our governance and nominating committee uses the following process for selecting nominees to recommend to our board of directors.

Our committee initiates the process by preparing a slate of potential candidates who, based on their biographical information and other information available to our committee, appear to meet the criteria specified above and/or who have specific qualities, skills or experience being sought by our committee. Potential candidates may be considered based on informal input from our board of directors, management and/or stockholders or may come to our committee’s attention from the following other sources:

•	Outside Advisors. Our committee may engage a third-party search firm or other advisors to assist in identifying prospective nominees.

•	Stockholder Suggestions. As described above, our committee will consider nominees suggested by our stockholders.

•	Incumbent Directors. Our committee will consider whether incumbent directors whose terms are expiring should be nominated for reelection. Nomination of incumbent directors is not automatic, but will be based on continuing qualification under the criteria set forth above. Incumbent directors are likely to be renominated because of their understanding of REITs and specialty finance companies and their ability to interact successfully with our board of directors and management. Our committee assesses the incumbent director’s performance during his or her term, including the number of meetings attended, his or her level of participation and overall contribution to us; the number of other boards on which the individual serves; the individual’s effect on the composition of our board of directors and any changed circumstances affecting the individual director that may bear on his or her ability to continue to serve on our board of directors.

•	Key Members of Management. Our governance and nominating committee believes it is important that no more than three members of our management participate on our board of directors. In any event, the number of our officers serving on our board of directors at any time should be limited such that, at all times, we have a majority of independent directors under applicable SEC and NYSE rules.

After reviewing appropriate biographical information and qualifications, the best qualified first-time candidates are interviewed by the chairman of our governance and nominating committee and at least one other member of our committee and by our chairman of the board. Upon completion of these procedures, our governance and nominating committee selects the potential candidates to be recommended to our board of directors for nomination for election at our annual meeting. Our board of directors is expected, but not required, to select its nominees from those candidates recommended to it by our governance and nominating committee.

Corporate Governance

Corporate Governance Guidelines

On the recommendation of our governance and nominating committee, our board of directors has adopted corporate governance guidelines. These guidelines address matters such as the frequency of board meetings, director tenure, director compensation, executive sessions of our independent directors and communication with and among our directors.

Lead Independent Director and Executive Sessions

On the recommendation of our governance and nominating committee and in accordance with NYSE rules, our independent directors meet in regularly scheduled executive sessions without the presence of management. Our board of directors has established the position of lead independent director and our independent directors have elected Mr. Miller to serve in that position. Mr. Miller’s responsibilities as lead independent director include:

•	scheduling and chairing meetings of our independent directors, and setting agendas for their meetings;

•	facilitating communications between our independent directors and management; and

•	acting as a point of contact for persons who wish to communicate with our independent directors.

Communications with our Board and Independent Directors

Anyone wishing to communicate with our board of directors or our independent directors may write to Mr. Miller in care of our independent outside counsel, Frederick W. Dreher, Esq., Duane Morris LLP, 30 South 17th Street, Philadelphia, Pennsylvania 19103.

Code of Business Conduct and Ethics

Our board of directors has established a code of business conduct and ethics. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of our code of ethics to appropriate persons identified in our code of ethics; and

•	accountability for adherence to our code of ethics.

Public Availability of Corporate Governance Documents

Our key corporate governance documents, including our corporate governance guidelines, our code of business conduct and the charters of our audit committee, compensation committee and governance and nominating committee are:

•	posted on our website at www.luminentcapital.com; and

•	available in print to any stockholder who requests them from our corporate secretary.

OUR MANAGEMENT

Our Executive Officers

Certain information regarding our executive officers as of April 16, 2007 is as follows:

Name	Age	Position

Gail P. Seneca, Ph.D.	54	Chairman of the Board and Chief Executive Officer
S. Trezevant Moore, Jr.	54	President and Chief Operating Officer
Christopher J. Zyda	44	Senior Vice President and Chief Financial Officer
Eleanor Cornfeld Melton	52	Senior Vice President and Chief Credit Officer
Ronald Viera	41	Senior Vice President and Chief Risk Officer

Business Experience of our Executive Officers

Set forth below is a brief account of the business experience and education of our chief financial officer, Mr. Zyda, our chief credit officer, Ms. Melton, and our chief risk officer, Mr. Viera. Ms. Seneca’s and Mr. Moore’s business experience and education information is set forth above under “Board of Directors — Our Directors.”

Christopher J. Zyda is our senior vice president and chief financial officer. For two years prior to joining us in August 2003, Mr. Zyda was vice president, financial planning and analysis of eBay, Inc. From 1998 to 2001, Mr. Zyda was employed by Amazon.com, Inc. where he held the positions of assistant treasurer, then treasurer, and eventually vice president and chief financial officer international. From 1989 to 1998, Mr. Zyda was employed by The Walt Disney Company where he held several positions within the corporate treasury group, culminating as director, investments, with responsibility for over $4 billion of investment assets. Mr. Zyda earned a B.A. degree in English Literature from the University of California, Los Angeles and an M.B.A. degree from the Anderson School from the University of California, Los Angeles.

Eleanor Cornfeld Melton is our senior vice president and chief credit officer. Prior to joining us in May 2005, Ms. Melton was a manager of the Mortgage Purchase Program at the Federal Home Loan Bank — Seattle from 2004 to 2005. Ms. Melton was a real estate broker specializing in the disposition of bank-owned real estate from

2001 to 2004 and was the residential chief credit officer for Washington Mutual, Inc. from 1999 to 2001. Prior thereto, Ms. Melton held a number of senior positions, primarily risk-management related, at Fannie Mae, GE Capital Mortgage Services, PMI Mortgage Insurance Co. and ITT Residential Capital. Ms. Melton managed residential credit in the state of California for Bank of America in the early 1990’s. Ms. Melton began her mortgage banking career in 1979 at Pacific Plan of California and also held posts at Homestead Savings and Citicorp Savings. Ms. Melton holds a B.A. from the University of Oregon and an M.A. from Stanford University.

Ronald Viera is our senior vice president and chief risk officer. Prior to Mr. Viera’s current position, he was the head of our portfolio management group. Prior to joining us in 2005, Mr. Viera managed the whole loan and mortgage-backed securities portfolio for the Federal Home Loan Bank-Seattle. Mr. Viera traded fixed income securities at Prudential Securities before joining the FHLB. Mr. Viera has managed portfolio assets at Fannie Mae, Merrill Lynch and Salomon Smith Barney. He has also traded mortgage-backed securities at Prudential, Merrill Lynch and Salomon Smith Barney. Mr. Viera holds a M.B.A. from the University of Michigan and a B.S. in Economics from the University of Wisconsin.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The compensation committee of our board of directors, which we refer to as our compensation committee, oversees our compensation and benefit plans and policies, administers our plans, including reviewing and approving equity awards to our executive officers, and reviews and approves annually all compensation decisions relating to our executive officers.

Our compensation committee believes that the primary objectives of our compensation programs for our executive officers are to:

•	attract and retain talented and dedicated executive officers to oversee the growth, development and profitability of our business;

•	link the annual and long-term cash and stock incentive compensation of our executive officers to our financial and operational performance and to the performance of our stock; and

•	provide long-term compensation to our executive officers that motivates our executive officers to create stockholder value.

To achieve these objectives, we compensate our executive officers through a combination of base salary, annual cash bonuses and long-term equity compensation designed to be competitive with the compensation paid by comparable mortgage REITs. To assist our compensation committee in its analysis, we have prepared compensation and performance data for comparison purposes relating to an informal peer group of mortgage REITs we believe are similar to us.

In 2006, our compensation committee engaged Mercer Human Resource Consulting, a nationally recognized independent compensation consulting firm, to review the incentive compensation of our executive officers for 2006 and to make recommendations for the compensation of our executive officers in 2006 and 2007.

Our Compensation Philosophy and Objectives

The basic principles our compensation committee utilizes in establishing and reviewing the compensation of our executive officers are as follows:

•	the decision-making process of our compensation committee should include a review of the compensation recommendations made by our independent compensation consultants, including their analysis of the compensation of our executive officers compared to the compensation of other companies that our compensation consultants considered;

•	our compensation should enable us to attract, motivate and retain executive officers with the ability and talent to oversee meaningful growth and long-term profitability;

•	our compensation should be fair, competitive and reasonable in light of the responsibilities of our executive officers, their experience and their performance and should not exceed the median compensation of similarly positioned executive officers of the REITs in the peer group we have analyzed for comparative purposes; and

•	a significant portion of the compensation of our executive officers should be “at risk”, i.e., contingent on the achievement by our executive officers of individual goals and objectives as well as our corporate objectives as established by our board of directors. These objectives relate to revenues, net income, REIT taxable income, financing, securitizations and capital-raising.

The Compensation of Our Named Executive Officers

Our executive officers receive the following types of compensation:

•	Base Salary. The base salaries of our executive officers are established based on the scope of their responsibilities, taking into account compensation paid by other mortgage REITs in our peer group and the recommendations of our independent compensation consultants. We generally believe that the base salaries of our executive officers should be comparable to the compensation range for executive officers with similar responsibilities at comparable REITs. Our compensation committee reviews the base salaries of our executive officers annually, and adjusts those salaries in response to market levels after taking into account individual responsibilities, performance, experience and compensation history.

•	Annual Cash Bonus. The practice of our compensation committee is to pay annual cash bonuses to our executive officers. The annual cash bonuses of our executive officers are based on the achievement of our financial and operating goals and their individual performance. These objectives vary according to the individual, but generally relate to our results of operations, success in raising capital and increasing the book value of our common stock. The annual cash bonuses approved by our compensation committee are paid in a single installment following the completion of a given fiscal year. Under the employment agreements we have with our chairman and chief executive officer, our president and chief operating officer and our senior vice president and chief financial officer, each of them is entitled to a minimum annual bonus. However, our compensation committee may increase the annual cash bonus paid to our executive officers based upon the recommendations of our independent compensation consultants and the evaluation of our compensation committee.

•	Long-Term Equity Incentives. We believe that we can best maximize our long-term performance when the performance of our executive officers is motivated by equity-based awards that provide value based on our long-term performance. Our equity compensation plans have been designed to provide all of our employees, including our executive officers, with equity incentives to foster the alignment of the interests of our employees and executive officers with the interests of our stockholders, and our compensation committee believes the use of equity-based awards helps us realize the objectives of our compensation philosophy. Our equity-based compensation plans provide the principal method by which our executive officers can acquire significant ownership of our common stock. We believe that the aggregate annual value of our equity-based awards to our executive officers are comparable to the stock-based awards granted by other mortgage REITs delineated by our independent compensation consultants and our peer group analysis.

The primary form of equity compensation that we have historically awarded to our executive officers is restricted stock awards. Our compensation committee determines the dollar amount of equity compensation that it wants to provide to an individual executive officer and then awards a number of shares of restricted common stock that have a fair market value equal to that amount on the date of award. We determine the fair market value of our restricted stock awards based on the closing price of our common stock on the NYSE on the day our compensation committee makes an award.

We have stock option plans that authorize us to grant options to purchase shares of our common stock to our employees, officers, directors and consultants. We did not grant any stock options in 2005 or 2006. As a result of the adoption of Statement of Financial Accounting Standards No. 123(R), the accounting treatment of stock options has become less favorable to issuers and, in particular, REITs. As a result, our compensation committee has determined to provide equity compensation to our officers and employees in the future only by granting restricted stock awards and not to grant stock options in the future except in currently unforeseen circumstances.

•	Severance Benefits. We have employment agreements with Gail P. Seneca, S. Trezevant Moore, Jr. and Christopher J. Zyda. Our employment agreements with Ms. Seneca and Mr. Moore continually renew one day at a time so that the unexpired term of each of their employment agreements is three years at all times, while our employment agreement with Mr. Zyda continually renews one day at a time so that the unexpired term of his employment agreement is one year at all times. In the event that the employment of Ms. Seneca, Mr. Moore or Mr. Zyda is terminated without “cause” or Ms. Seneca, Mr. Moore or Mr. Zyda terminates his or her employment with us for “good reason”, they are entitled to payment of their base salary and minimum annual cash bonus for the remaining term of their employment agreements and any unvested portion of restricted stock awards held by them automatically vests immediately.

In general, “cause” means:

•	the executive officer’s willful and continued failure substantially to perform his or her material duties with us or a violation of a material law after written notice from us and a reasonable opportunity to cure such failure or violation;

•	fraud, breach of fiduciary duty, dishonesty, misappropriation or other action by the executive officer that causes intentional material damage to our property or business;

•	repeated absences from work for other than physical or mental impairment or weakness;

•	admission or conviction of a felony or other crime, that, in the reasonable opinion of our board of directors, adversely affects the ability of the executive officer to perform his or her obligations under his or her employment agreement; or

•	the failure of the executive officer to devote substantially all of his or her business time and attention to the performance of his or her duties under his or her employment agreement.

In general, “good reason” exists when:

•	the position or scope of the executive officer’s authority, duties or responsibilities are materially diminished;

•	we commit a material breach of the employment agreement that is not cured after notice; or

•	the employment of the executive officer is terminated without cause.

Our executive officers have no contractual rights to receive any payments from us merely because we have undergone a change of control. However, upon a change of control, any unvested portion of any restricted stock awards held by our executive officers would vest upon the occurrence of the change of control.

•	401(k) Plans. We maintain a 401(k) plan for all of our employees, including our executive officers. We do not make matching contributions to the plan.

•	Employee Benefit Plans. Our employees, including our named executive officers, are entitled to receive various employee benefits, including medical and dental care plans, flexible spending accounts for healthcare, life, accidental death and dismemberment disability insurance, employee confidential counseling programs, benefit advocacy counseling, a 401(k) plan and paid vacation.

•	Perquisites and Other Benefits. The perquisites and other benefits we provide to our executive officers are less than $10,000 per year in the aggregate.

The Operation of Our Compensation Process

Our compensation committee recommends all compensation and awards to our executive officers for final discretionary action by our board of directors. Our compensation committee, in recommending the annual compensation of our executive officers for approval by our board of directors, reviews the performance and compensation of our executive officers and considers the recommendations of our independent compensation consultants. In assessing the performance of our executive officers in relation to the objectives established by our board of directors, our compensation committee reviews specific achievements associated with attainment of the objectives, the degree of difficulty of the objectives and the extent to which significant unforeseen obstacles or favorable circumstances affected their performance.

To assist the analysis of our compensation committee, we have established a list of mortgage REITs that we consider as our peer group. We use the compensation data from the REITs in this group for developing a comparison with our executive officers with similar responsibilities. The REITs we currently consider as part of our peer group are Impac Mortgage, Redwood Trust, MFA, Anworth, Homebanc, Annaly, American Home Mortgage and Thornburg Mortgage.

Our compensation committee utilizes the following governance procedures in discharging its responsibilities:

•	the chairman of our compensation committee meets with our chief executive officer in advance of each compensation committee meeting to review the agenda for the compensation committee meeting. When appropriate, our independent compensation consultants participate in these meetings;

•	documentation relevant to the matters to be considered at each meeting of our compensation committee is provided several days in advance to each member of our compensation committee to provide the members of our compensation committee adequate time for review;

•	our compensation committee has the authority to request, and has requested, the participation of our independent compensation consultants and our independent legal counsel at compensation committee meetings;

•	our compensation committee holds an executive session as part of each of its meetings at which none of our executive officers are present;

•	our compensation committee provides minutes of all of its meetings to our board of directors, and consults with our independent directors as appropriate about significant compensation matters, including matters affecting the compensation of our chief executive officer and our chief financial officer;

•	our compensation committee conducts its business in accordance with its charter, which is available on our website at www.luminentcapital.com, reviews its charter annually in light of developments affecting the compensation of executive officers of public corporations and develops an annual schedule for compliance with each of the mandates of our compensation committee’s charter; and

•	our compensation committee conducts an annual self-evaluation of its performance.

Restatements

It is the policy of our board of directors that our compensation committee will, to the extent legally permitted, have the sole authority to make retroactive adjustments to any cash or equity-based compensation paid to our executive officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, and seek to recover any amount subsequently determined to have been inappropriately received by any of our executive officers.

Tax Matters

Section 162(m) of the Code generally does not allow a deduction to us for federal income tax purposes to the extent that the annual compensation we pay to any of our executive officers named in the Summary Compensation Table in this proxy statement is in excess of $1 million. However, compensation paid to such an executive officer that is paid pursuant to a performance-based plan is generally not subject to the Section 162(m) limitation. Our restricted stock awards are not considered “performance-based” compensation for the purposes of Section 162(m). Although our compensation committee is aware of the Section 162(m) limitation, our compensation committee believes that it is equally important to maintain flexibility and competitive effectiveness of the compensation of our named executive officers. Our compensation committee may, therefore, from time to time, authorize compensation that is not deductible for federal income tax purposes if our compensation committee believes it is in our best interests and the best interests of our stockholders to do so.

Summary Compensation Table

The following table summarizes the compensation we paid during 2006 to our chairman and chief executive officer, our president and chief operating officer, our senior vice president and chief financial officer and our two other most highly compensated executive officers. We refer to these persons, who are named in the table below, as our named executive officers. We do not provide any pension or deferred compensation benefits to our named executive officers.

Name and				Stock		All Other
Principal Position	Year	Salary($)	Bonus($)(1)	Awards($)(1)		Compensation($)(2)	Total($)

Gail P. Seneca,	2006	650,000	350,000	1,552,000	(3)	125,000	2,677,000
Chairman of the Board and Chief Executive Officer
S. Trezevant Moore, Jr.,	2006	350,000	500,000	432,859	(4)	83,303	1,366,162
President and Chief Operating Officer
Christopher J. Zyda,	2006	250,000	450,000	138,305	(5)	19,943	858,248
Senior Vice President and Chief Financial Officer
Eleanor Cornfeld Melton,	2006	234,000	409,000	22,905	(6)	6,747	672,652
Senior Vice President and Chief Credit Officer
Ronald Viera,	2006	202,500	275,000	34,961	(7)	11,500	523,961
Senior Vice President and Chief Risk Officer

(1)	The information regarding assumptions made in the valuation of these stock awards for 2006 is incorporated by reference to Note 7 of our consolidated financial statements filed under Item 8 of our Form 10-K annual report for the year ended December 31, 2006.

(2)	All other compensation consisted primarily of dividend equivalent rights on shares of our common stock that are the subject of unvested restricted stock awards and life insurance premiums we pay on behalf of our executive officers. The perquisites we provided during 2006 to our named executive officers were less than $10,000 in the aggregate.

(3)	On January 1, 2006, we granted a restricted stock award of 300,000 shares to Gail P. Seneca of which one-third vested on January 3, 2006, one-third vested on January 3, 2007 and one-third is scheduled to vest on January 3, 2008. On January 2, 2007, we granted a restricted stock award of 75,000 shares to Gail P. Seneca of which one-half is scheduled to vest on January 2, 2008 and one-half of which is scheduled to vest on January 2, 2009, which grant is not reflected in this table.

(4)	On December 15, 2006, we granted a restricted stock award of 50,000 shares to S. Trezevant Moore, Jr., of which one-third is scheduled to vest on each of December 15, 2007, December 15, 2008 and December 15, 2009.

(5)	On December 15, 2006, we granted a restricted stock award of 35,000 shares to Christopher J. Zyda, of which one-third is scheduled to vest on each of December 15, 2007, December 15, 2008 and December 15, 2009. The 35,000 shares are included in the table. On January 2, 2007, we granted a restricted stock award of 75,000 shares to Mr. Zyda of which one-half is scheduled to vest on January 2, 2008 and one-half of which is scheduled to vest on January 2, 2009, which grant is not reflected in this table.

(6)	On June 1, 2006 and December 15, 2006, we granted restricted stock awards totaling 20,000 shares to Eleanor Cornfeld Melton which are scheduled to vest at various times between June 1, 2007 and December 15, 2009.

(7)	On June 1, 2006 and December 15, 2006, we granted restricted stock awards totaling 30,000 shares to Ronald Viera which are scheduled to vest at various times between June 1, 2007 and December 15, 2009.

Employment Agreements

Effective January 1, 2006, with the approval of our compensation committee, we entered into employment agreements with Gail P. Seneca, S. Trezevant Moore, Jr. and Christopher J. Zyda. A summary of the principal provisions of these employment agreements follows:

Gail P. Seneca

Base Salary.  Ms. Seneca’s employment agreement provides for an annual base salary and fixed her annual base salary for 2006 at $650,000.

Annual Cash Bonus.  Ms. Seneca’s employment agreement provides for a minimum annual cash bonus of not less than $350,000.

Restricted Stock Award.  Effective January 3, 2006, when Ms. Seneca joined us as an employee, we awarded 300,000 restricted shares of common stock to her. One-third of the shares vested on the date of grant, one-third vested on January 3, 2007 and the vesting date of the remaining one-third is January 3, 2008. Ms. Seneca’s employment agreement with us neither provides for annual restricted stock awards nor prohibits such awards in the discretion of our compensation committee.

Change of Control.  Our employment agreement with Ms. Seneca provides that, upon a change of control, any then unvested restricted stock awards held by Ms. Seneca automatically become fully vested.

Employment Term.  Our employment agreement with Ms. Seneca provides for an employment term of three years. The employment term automatically extends every day by one day so that the employment term is three years at all times, unless Ms. Seneca or we notify the other of the termination of the automatic extension.

  S. Trezevant Moore, Jr.

Base Salary.  Mr. Moore’s employment agreement provides for an annual base salary and fixed his annual base salary for 2006 at $350,000.

Annual Cash Bonus.  Mr. Moore’s employment agreement provides for a minimum annual cash bonus of $175,000.

Restricted Stock Awards.  Mr. Moore’s employment agreement provides that he shall receive annual restricted stock awards of that number of shares of our common stock as may be fixed in the discretion of our board of directors based upon our performance and the contribution of Mr. Moore to that performance. Each award vests over three years at the rate of one-third each year on the anniversary date of each award. Our compensation committee has established a guideline under which annual restricted stock awards to Mr. Moore will range from 10% to 80% of his annual base salary.

Change of Control.  Our employment agreement with Mr. Moore provides that, upon a change of control, any then unvested restricted stock awards held by Mr. Moore automatically become fully vested.

Employment Term.  Our employment agreement with Mr. Moore provides for an employment term of three years. The employment term automatically extends every day by one day so that the employment term is three years at all times, unless Mr. Moore or we notify the other of the termination of the automatic extension.

Christopher J. Zyda

Base Salary.  Mr. Zyda’s employment agreement provides for an annual base salary and fixed his annual base salary for 2006 at $250,000.

Annual Cash Bonus.  Mr. Zyda’s employment agreement provides for a minimum annual cash bonus of $125,000.

Restricted Stock Awards.  Mr. Zyda’s employment agreement provides that he shall receive annual restricted stock awards of that number of shares of our common stock as may be fixed in the discretion of our board of directors based upon our performance and the contribution of Mr. Zyda to that performance. Each award vests over three years at the rate of one-third each year on the anniversary date of each award. Our compensation committee has established a guideline under which annual restricted stock awards to Mr. Zyda will range from 10% to 60% of his annual base salary.

Change of Control.  Our employment agreement with Mr. Zyda provides that, upon a change of control, any then unvested restricted stock awards held by Mr. Zyda automatically become fully vested.

Employment Term.  Our employment agreement with Mr. Zyda provides for an employment term of one year. The employment term automatically extends every day by one day so that the employment term is one year at all times, unless Mr. Zyda or we notify the other of the termination of the automatic extension.

We do not have employment agreements with Eleanor Cornfeld Melton or Ronald Viera. However, we have offer of employment letters to Ms. Melton and Mr. Viera. These letters set forth compensation and other terms of employment. The principal terms of these letters are described below.

Eleanor Cornfeld Melton

We entered into a letter agreement with Eleanor Cornfeld Melton on April 13, 2005 providing for her employment at will as our senior vice president and chief credit officer at an annual base salary of $225,000, subject to such discretionary increases as are approved by our compensation committee. Ms. Melton’s letter agreement also provided for a first year cash bonus of $175,000. In addition, in May 2005, we granted a restricted stock award to Ms. Melton of 2,000 shares that vest ratably over four years.

Ronald Viera

We entered into a letter agreement with Ronald Viera on May 19, 2005 providing for his employment at will as our senior vice president and portfolio manager at an annual base salary of $170,000, subject to such discretionary increases as are approved by our compensation committee. Mr. Viera’s letter agreement also provided for a first year cash bonus of $60,000.

Grants of Plan-Based Awards

Our compensation committee approved restricted stock awards to our named executive officers in 2006 as follows:

		All Other
		Stock Awards:		Grant Date
		Number of Shares		Fair Value of Stock
Name	Grant Date	of Stock or Units(#)		and Option Awards($)

Gail P. Seneca	1/3/06	300,000	(1)	2,328,000
S. Trezevant Moore, Jr.	12/15/06	50,000	(2)	497,000
Christopher J. Zyda	12/15/06	35,000	(2)	347,900
Eleanor Cornfeld Melton	6/1/06	10,000	(3)	89,900
	12/15/06	10,000	(2)	99,400
Ronald Viera	6/1/06	20,000	(3)	179,800
	12/15/06	10,000	(2)	99,400

(1)	One-third of this award vested January 3, 2006, one-third vested on January 3, 2007 and the remaining one-third will vest on January 3, 2008 providing Ms. Seneca is continuously employed by us through January 3, 2008.

(2)	These awards vest in three equal annual installments on December 15, 2007, December 15, 2008 and December 15, 2009 assuming the individual is continuously employed by us through those dates.

(3)	These awards vest in three equal annual installments on June 1, 2007, June 1, 2008 and June 1, 2009 assuming the individual is continuously employed by us through those dates.

Reference is made to “Employment Agreements” in this proxy statement for information on the guidelines adopted by our compensation committee with respect to annual restricted stock awards to Messrs. Moore and Zyda.

Stock Incentive Plans

We have a stock incentive plan and an outside advisors stock incentive plan pursuant to which awards relating to our common stock can be authorized at the discretion of our compensation committee. The purpose of the plans is to provide long-term incentive awards to our employees, consultants and advisors as a means to attract, motivate, retain and reward eligible persons.

We have reserved 1,850,000 shares under our stock incentive plan and 150,000 shares under our outside advisors stock incentive plan. If shares covered by an option cease to be issuable for any reason, that number of shares may again become the subject of options granted under the plans. The awards can take the form of incentive stock options, non-qualified stock options, stock appreciation rights, stock units and other stock-based awards. With the exception of outstanding options to purchase a total of 55,000 shares granted in 2003 at a weighted average exercise price of $14.82, we have not utilized these plans in the past and we do not intend to utilize these plans for the grant of stock options in the future absent currently unforeseen circumstances. The term of each outstanding option is ten years from the date the option was granted, and all outstanding options are fully vested.

The number and kind of shares available for grants under our plans and options outstanding under our plans and the exercise price of outstanding options are subject to adjustment by our compensation committee in the event of a merger, consolidation, reorganization, stock split, stock dividend or other event affecting the number of outstanding shares of our common stock. Unless otherwise provided in individual option agreements, the vesting of unvested options do not automatically accelerate in the event of a business combination or in the event of the sale of all or substantially all of our assets.

Our compensation committee has:

•	the authority to determine the persons eligible to be granted options, the number of shares subject to each option, the exercise price of each option, the vesting schedule, circumstances in which the vesting of options is accelerated and any extension of the period for exercise; and

•	full discretionary authority to determine any matters relating to options granted under our plans.

Our board of directors has the authority to suspend, amend or terminate our plans, except as would adversely affect the rights of persons holding outstanding awards without the consent of such person.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the outstanding equity awards held by our named executive officers at December 31, 2006:

	Option Awards				Stock Awards
							Market
					Number of		Value of
					Shares or		Shares or
	Number of Securities				Units of		Units of
	Underlying		Option	Option	Stock That		Stock That
	Unexercised Options		Exercise	Expiration	Have Not		Have Not
Name	Exercisable(#)	Unexercisable(#)	Price($)	Date	Vested(#)		Vested($)(1)

Gail P. Seneca	—	—	—	—	200,000	(2)	1,942,000
S. Trezevant Moore, Jr.	—	—	—	—	165,083		1,602,956
Christopher J. Zyda	50,000	—	$15.00	8/3/13	55,043		534,468
Eleanor Cornfeld Melton	—	—	—	—	21,500		208,765
Ronald Viera	—	—	—	—	30,000		291,300

(1)	Market value is $9.71 per share, the closing price of our common stock on the NYSE on December 29, 2006.

(2)	Of this total, 100,000 shares vested on January 3, 2007.

Option Exercises and Stock Vested

The following table summarizes stock options exercised and restricted stock vested for our named executive officers during the year ended December 31, 2006:

	Option Exercises and Stock Vested
	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares Acquired on	Realized on Exercise	Shares Acquired	Realized on
Name of Executive Officer	Exercise (#)	($)(1)	on Vesting (#)	Vesting ($)(1)

Gail P. Seneca	—	—	100,000	761,000
S. Trezevant Moore, Jr.	—	—	41,917	339,178
Christopher J. Zyda	—	—	13,973	131,833
Eleanor Cornfeld Melton	—	—	500	4,025
Ronald Viera	—	—	—	—

(1)	Value realized is based upon the closing price of our common stock on the NYSE on the date of exercise or vesting.

Pension Benefits

None of our named executive officers participated in or had an account balance in qualified or non-qualified defined benefit plans that we sponsored in 2006, and none is contemplated for 2007.

Non-qualified Deferred Compensation

None of our named executive officers participated in or had account balances in non-qualified deferred compensation plans or other deferred compensation plans that we maintained in 2006, and none is contemplated for 2007.

Director Compensation

During 2006, we paid each of our non-officer directors an annual fee at the rate of $50,000 for service on our board of directors, paid our lead independent director an additional annual fee of $20,000 and paid the chairperson of each committee of our board of directors an additional annual fee of $10,000. We paid each non-officer director a meeting fee of $2,500 for each board meeting attended in person and a fee of $1,500 for each board meeting at which the non-officer director was present by conference telephone. We also paid committee meeting fees of $1,000 for each committee meeting of our board of directors that a director attends. We also reimbursed all of our directors for expenses incurred in attending meetings of our board of directors and its committees. We do not currently compensate any of our named executive officers for serving as a member of our board of directors or its committees, nor do we currently provide our non-officer directors with stock options or restricted stock awards.

The following table sets forth a summary of the compensation we paid to our non-officer directors during 2006:

Name	Year	Fees Earned or Paid in Cash($)	Total($)(1)

Leonard Auerbach	2006	61,000	61,000
Robert B. Goldstein	2006	88,000	88,000
John McMahan (2)	2006	15,000	15,000
Bruce A. Miller	2006	97,000	97,000
Donald H. Putnam	2006	61,000	61,000
Joseph E. Whitters	2006	64,000	64,000

(1)	Excludes expense reimbursement.

(2)	Mr. McMahan served as a director until March 2006.

On January 12, 2007, our compensation committee approved changes to the 2007 compensation of our non-employee directors. The changes are intended to position the compensation of our non-employee directors competitively relative to a peer group of mortgage REITs selected by us and to reflect the activity and responsibility levels of our non-employee directors. Our compensation committee also added an equity ownership requirement and equity compensation component to further align the interests of our non-employee director with those of our stockholders.

Cash Compensation:

Description	2007($)	2006($)

Annual cash retainer	40,000	50,000
Per board meeting fees	—	2,500
Committee meeting fees	1,500	1,000
Audit committee chair	20,000	10,000
Compensation committee chair	10,000	10,000
Governance and nominating committee chair	10,000	10,000
Lead independent director	20,000	20,000

Equity Compensation:

Each non-employee director will receive an annual grant of restricted stock determined by dividing $30,000 by the closing price of our common stock on the NYSE on the date of our annual meeting of stockholders. Each such restricted stock award will vest ratably over three years.

Our compensation committee also adopted stock ownership guidelines for our non-employee directors. Those guidelines provide that each non-employee director should own shares of our common stock equal in market value to three times the value of the annual grant of restricted stock the non-employee director receives. By way of example, assuming the value of the annual restricted stock award is $30,000, the target ownership level for a director would be $90,000. Our policy further contemplates that none of our non-employee directors would sell any of our common stock under circumstances that would cause that director to own less than $90,000 of our common stock.

Related Person Transactions

We have adopted a policy formalizing the manner in which we deal with a proposed transaction between us and a related person because we recognize that related person transactions present a heightened risk of conflicts of interest and can create the appearance of a conflict of interest. Under our policy, all proposed related person transactions must receive the prior approval of the audit committee of our board of directors before we can enter into the transaction, and, if the transaction continues for more than one year, the continuation must be approved annually by the audit committee of our board of directors.

We did not effect any related person transactions in 2006.

Limitation of Liability and Indemnification

Our charter includes a provision that limits, to the maximum extent permitted by Maryland law, the liability of our directors and officers to us and to our stockholders for money damages except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty established by a final judgment as being material to the cause of action.

This limitation does not, however, apply to violations of the federal securities laws, nor does it limit the availability of non-monetary relief in any action or proceeding.

Our charter and by-laws obligate us, to the maximum extent permitted by Maryland law, to indemnify any person who is or was a party to, or is threatened to be made a party to, any threatened or pending action, suit or proceeding by reason of the fact that such person is or was one of our directors or officers, or, while one of our directors or officers, is or was serving, at our request, as a director or officer of another entity. Insofar as indemnification for liabilities arising under the federal securities laws may be permitted to our officers and directors pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in such laws and is unenforceable.

In addition, our charter and by-laws permit us, at our expense, to purchase and maintain insurance to protect us and any director, officer or employee against any liability of any character asserted against or incurred by us or any such director, officer or employee, or arising out of any such person’s corporate status, whether or not we would have the power to indemnify such person against such liability under Maryland law. We also have and intend to maintain directors’ and officers’ liability insurance.

Evaluation of Executive Performance in 2006 and Executive Compensation

Our compensation committee does not restrict its evaluation of the performance of our named executive officers to predetermined formulas or a limited set of criteria. Our compensation committee considered our achievement during 2006 of the short-term and long-term objectives described below:

•	overcoming the negative effects of the inversion of the yield curve;

•	converting from a primarily spread portfolio to a primarily credit-oriented portfolio;

•	improving our return on equity to a double-digit level;

•	expansion of our warehouse credit facilities;

•	raising equity capital;

•	communicating our new strategy to increase stockholder value;

•	growing our securitization business;

•	developing a collateralized debt program to help finance our credit-sensitive bond portfolio;

•	enhancing the skills of our personnel;

•	becoming fully internally managed; and

•	developing an external servicing capacity so we could expand our network of mortgage originators.

On an overall basis, our compensation committee believes that our progress in the achievement of these objectives exceeded the targets our compensation committee had established for those objectives at the start of 2006 with emphasis given to our year 2006 total stockholder return of 43% along with a report our independent compensation consultants furnished to our compensation committee in November 2006 that contained its analysis and recommendations for 2006 incentive compensation. Our compensation committee met on December 15, 2006 to determine the annual cash bonuses and restricted stock awards of our named executive officers for 2006 and adjustments to their 2007 base salary and minimum annual cash bonus. The compensation determinations of our compensation committee as to each of our named executive officers is discussed below.

Our Chairman and Chief Executive Officer

Base Salary.  Gail P. Seneca’s employment agreement provides for a base salary of $650,000 which will continue for 2007.

Minimum Annual Cash Bonus.  Ms. Seneca’s employment agreement provides for a minimum annual cash bonus of $350,000 and the compensation committee awarded her a 2006 bonus of $350,000.

Restricted Stock Awards.  We awarded Ms. Seneca 300,000 shares of restricted common stock when she joined us as an employee in January 2006. Ms. Seneca had previously been chief executive officer and an employee of our external manager while also serving as our Chairman of the Board and Chief Executive Officer. Because 200,000 of these shares had become vested as of January 3, 2007, our compensation committee did not make a further restricted stock award to Ms. Seneca in December 2006.

The total annual compensation projected for Ms. Seneca in 2007 is at approximately the 25th percentile of our peer group which is also approximately our size compared to our peer group.

Our President and Chief Operating Officer

Base Salary.  S. Trezevant Moore, Jr.’s employment agreement provides for a base salary of $350,000. Because Mr. Moore will assume additional responsibilities as our chief executive officer by the end of 2007, our compensation committee increased his base salary for 2007 to $500,000.

Minimum Annual Cash Bonus.  Mr. Moore’s employment agreement provides for a minimum annual cash bonus of $175,000. Because of our performance in 2006 and the recommendations of our compensation consultants, our compensation committee approved a $350,000 bonus for Mr. Moore for 2006 and increased his minimum annual cash bonus for 2007 to $500,000 because of his assumptions of additional responsibilities.

Restricted Stock Awards.  In 2006, our guideline for annual restricted stock awards to Mr. Moore was between 10% and 80% of his base salary. Our compensation committee awarded 50,000 shares of restricted stock to Mr. Moore that vest over three years with an award date value of $497,000, or approximately 100% of his 2007 base salary.

The total annual compensation projected for Mr. Moore in 2007 is slightly in excess of the 25th percentile of our peer group.

Our Senior Vice President and Chief Financial Officer

Base Salary.  Christopher J. Zyda’s employment agreement provides for a base salary of $250,000. Because our compensation committee believed Mr. Zyda had assumed additional operating responsibilities in 2006 as well as the quality of his performance in 2006, our compensation committee increased his base salary for 2007 to $350,000.

Minimum Annual Cash Bonus.  Mr. Zyda’s employment agreement provides for a minimum annual cash bonus of $125,000. Because of the reasons noted above and in order to better match Mr. Zyda’s cash compensation with our peer group, our compensation committee approved a $450,000 bonus for Mr. Zyda for 2006.

Restricted Stock Awards.  In 2006, our guideline for annual restricted stock awards to Mr. Zyda was between 10% and 60% of his base salary. Our compensation committee awarded 35,000 shares of restricted stock to Mr. Zyda on December 15, 2006 that vest over three years with an award date value of $347,900, or approximately 100% of his 2007 base salary.

Our compensation committee currently believes that the total annual compensation projected for Mr. Zyda in 2007 approximates the median of our peer group for comparable positions.

Our Senior Vice President and Chief Credit Officer

Base Salary.  Eleanor Cornfeld Melton joined us in mid-2005 at a starting salary of $225,000. Her base salary in 2006 was $235,000, and our compensation committee increased her base salary for 2007 to $245,000.

Annual Cash Bonus.  Ms. Melton’s employment letter provided for an annualized minimum annual cash bonus of $175,000 for 2006. Our compensation committee awarded her an annual cash bonus of $409,000 in recognition of her performance in 2005 and 2006 in developing our credit-oriented portfolio. The target for her 2007 cash bonus is between 0% and 100% of her 2007 base salary of $245,000.

Restricted Stock Awards.  Our compensation committee made a discretionary award of 20,000 shares of restricted stock during 2006 to Ms. Melton in recognition of her 2006 performance. The restricted stock vests at various times between June 1, 2007 and December 15, 2009 with an aggregate award date value of $189,300. Our compensation committee expects to make a restricted stock award to Ms. Melton during 2007 on a discretionary basis.

Our compensation committee currently believes that Ms. Melton’s projected total annual compensation for 2007 approximates the median of our peer group for comparable positions.

Our Senior Vice President and Chief Risk Officer

Base Salary.  Ronald Viera joined us in mid-2005 at a starting salary of $170,000. His base salary in 2006 was $202,500, and our compensation committee increased his base salary for 2007 to $225,000.

Annual Cash Bonus.  Mr. Viera’s employment letter provided for a first year bonus of $60,000 for 2005. Our compensation committee awarded him an annual cash bonus of $275,000 for 2006 in recognition of his performance during 2005 and 2006 in the development of our securitization business. The target for his 2007 cash bonus is between 0% and 100% of his 2007 base salary of $225,000.

Restricted Stock Awards.  Our compensation committee made a discretionary award of 30,000 shares of restricted stock during 2006 to Mr. Viera in recognition of his 2006 performance. The restricted stock vests at various times between June 1, 2007 and December 15, 2009 with an aggregate award date value of $279,200. Our compensation committee expects to make a restricted stock award to Mr. Viera during 2007 on a discretionary basis.

Our compensation committee currently believes that Mr. Viera’s projected total annual compensation for 2007 approximates the median of our peer group for comparable positions.

REPORT OF OUR COMPENSATION COMMITTEE

The following report of our compensation committee does not constitute proxy solicitation material and shall not be deemed filed or incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, except to the extent that we specifically incorporate this compensation committee report by reference therein.

As part of its oversight of the compensation of our named executive officers, our compensation committee:

•	reviewed the comparative compensation analysis prepared by our independent compensation consultants and the peer group compensation information we prepared;

•	analyzed the compensation recommendations made by our independent compensation consultants for our chief executive officer, our chief operating officer and our chief financial officer;

•	met with representatives of our independent compensation consultants; and

•	discussed with our chief executive officer the performance and compensation of our named executive officers other than our chief executive officer.

Based on the above-described reviews, analyses and discussions by our compensation committee, the members of our compensation committee recommended to our board of directors that our board of directors approve the inclusion of the compensation disclosure and analysis set forth in this proxy statement under the caption “Executive Compensation” for filing with the SEC and the incorporation by reference of such compensation disclosure and analysis in our annual report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

March 13, 2007                                                                   Members of the Compensation Committee

Robert B. Goldstein, Chairman

Bruce A. Miller, CPA
Donald H. Putnam

AUDIT AND NON-AUDIT FEES FOR 2006

Our independent registered public accounting firm for the years ended December 31, 2006 and 2005 was Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates, which we refer to collectively as Deloitte & Touche in this proxy statement.

Audit fees, audit-related fees and tax fees that we paid to Deloitte & Touche aggregated $1,119,674 and $735,093 for the years ended December 31, 2006 and 2005, respectively. A description of these fees follows:

Audit Fees

We paid Deloitte & Touche $795,594 and $651,718 for audit services rendered for the years ended December 31, 2006 and 2005, respectively. These fees related to:

•	the audit of our financial statements;

•	the audit of our internal control over financial reporting;

•	the review of our quarterly financial statements;

•	the required procedures related to issuing comfort letters for issuances of common stock during those periods; and

•	the review of and the required procedures related to our quarterly financial statements and other financial data included in our filings with the SEC.

Audit-Related Fees

We paid Deloitte & Touche $280,500 and $54,010 for audit-related services for the years ended December 31, 2006 and 2005, respectively. These fees related to services provided by Deloitte & Touche in connection with our securitization transactions and accounting and documentation for our interest rate derivatives and hedging activities subject to Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities.”

Tax Fees

We paid Deloitte & Touche $43,580 and $29,365 for tax services for the years ended December 31, 2006 and 2005, respectively. These fees related to income tax compliance and related tax services.

All Other Fees

We did not pay Deloitte & Touche any other fees for services for the years ended December 31, 2006 and 2005.

Audit Committee Pre-Approval Policies and Procedures

Our audit committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. As part of this responsibility, our audit committee is required to pre-approve the audit and non-audit services performed by Deloitte & Touche in order to assure that these services do not impair the independence of Deloitte & Touche from us. Accordingly, our audit committee has adopted an audit and non-audit services pre-approval policy, which sets forth the procedures and the conditions pursuant to which services our independent registered public accounting firm proposes to perform for us may be pre-approved. Our audit committee believes that the combination of a general pre-approval approach and specific pre-approval approach will result in an effective and efficient procedure to pre-approve services provided by our independent registered public accounting firm. Unless a type of service has received general pre-approval, it requires specific pre-approval by our audit committee if it is to be provided by our independent registered public accounting firm. Any proposed services exceeding pre-approved cost levels or budgeted amounts also require specific pre-approval by our audit committee.

The services to be provided by our independent registered public accounting firm and pre-approved by our audit committee include audit, audit-related, tax and all other services. The term of any general pre-approval is 12 months from the date of the pre-approval, unless our audit committee considers a different period and states otherwise. Our audit committee annually reviews and pre-approves the services that may be provided by our independent registered public accounting firm on a general pre-approval basis. Our audit committee will add or subtract to the list of general pre-approved services from time to time based on subsequent determinations.

Our audit committee may delegate either type of pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decision to our audit committee at its next scheduled meeting.

Pre-approval fee levels or budgeted amounts for all services to be provided by Deloitte & Touche are established annually by our audit committee. Any proposed services exceeding these levels or amounts require specific pre-approval by our audit committee. Our management and our independent registered public accounting firm report to our audit committee at each regularly scheduled meeting on the status of fees incurred fiscal year-to-date for each category of service as well as any changes to expected fee levels for such services.

REPORT OF OUR AUDIT COMMITTEE

The following report of our audit committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein.

The charter of our audit committee provides that the purpose of our audit committee is to assist our board of directors in:

•	the oversight of our accounting and financial reporting processes and the audits of our financial statements;

•	the preparation of the annual report of our audit committee required by the disclosure rules of the SEC;

•	the oversight of the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent registered public accountants;

•	the retention of our independent registered public accountants;

•	the adequacy of our system of internal controls; and

•	the performance of our independent registered public accountants and of our internal audit function.

In carrying out these responsibilities, our audit committee, among other things:

•	monitors preparation of quarterly and annual financial reports by our management;

•	supervises the relationship between us and our independent registered public accountants, including having direct responsibility for their appointment, compensation and retention, reviewing the scope of their audit services, approving audit and non-audit services and confirming the independence of our independent registered public accountants; and

•	oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of our policies relating to legal and regulatory compliance, ethics and conflicts of interest and review of our internal audit program.

As part of its oversight of our financial reporting process, our audit committee reviews our annual and quarterly financial statements and discusses them with our independent registered public accountants and with management prior to the issuance of the statements. During 2006, management and our independent registered public accountants advised our audit committee that each of our financial statements had been prepared in accordance with generally accepted accounting principles. They also reviewed significant accounting and disclosure issues with our audit committee. These reviews included discussions with our independent registered public accountants as to the matters required to be discussed pursuant to Statement of Auditing Standards No. 61 (Communication with Audit Committees), as amended, including the accounting principles we employ, the reasonableness of significant judgments made by our management and the transparency of our financial statements. Our audit committee discussed with Deloitte & Touche matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from Deloitte & Touche to our audit committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

Our audit committee also reviewed methods of enhancing the effectiveness of our internal and disclosure control systems. Our audit committee, as part of this process, analyzed steps taken to implement recommended improvements in our internal control procedures.

Based on our audit committee’s reviews and discussions as described above, the members of our audit committee recommended to our board of directors that our board of directors approve the inclusion of our audited financial statements in our annual report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

March 13, 2007                                                                   Members of the Compensation Committee

Robert B. Goldstein, Chairman

Bruce A. Miller, CPA
Donald H. Putnam

OTHER MATTERS

Other Proposals

Our board of directors knows of no matters other than the election of directors that will be presented for consideration at our annual meeting. If any other matters are properly brought before our annual meeting, the proxies will be voted in accordance with the judgment of the person or persons voting such proxies.

Annual Report

This proxy statement is accompanied by a copy of our annual report to stockholders for the year ended December 31, 2006, including financial statements audited by Deloitte & Touche, our independent registered public accounting firm for 2006. The annual report includes the independent registered public accounting firm’s report dated March 16, 2007.

Stockholder Proposals for Our 2008 Annual Meeting

Any stockholder who, in accordance with and subject to the provisions of Rule 14a-8 of the proxy rules of the SEC, wishes to submit a proposal for inclusion in our proxy statement for our 2008 annual meeting of stockholders must deliver such proposal in writing to our Corporate Secretary, Luminent Mortgage Capital, Inc., 101 California Street, Suite 1350, San Francisco, California 94111, not later than December 18, 2007.

Pursuant to Section 2.9(a) of our by-laws, if a stockholder wishes to present at our 2008 annual meeting of stockholders (i) a proposal relating to nominations for and election of directors or (ii) a proposal relating to a matter other than nominations for and election of directors, otherwise than pursuant to Rule 14a-8 of the proxy rules of the SEC, the stockholder must comply with the provisions relating to stockholder proposals set forth in our by-laws, which are summarized below. Written notice of any such proposal containing the information required under our by-laws, as described herein, must be delivered in person, by first class United States mail postage prepaid or by reputable overnight delivery service to the attention of our Corporate Secretary, at our principal executive offices at 101 California Street, Suite 1350, San Francisco, California 94111 during the period commencing on November 18, 2007 and ending on December 18, 2007. Any such notice must contain the name and address of the proposing stockholder, as they appear on our stock ledger and the current name and address, if different, and the name and address of any other stockholder supporting the nominee for election as a director or the proposal of other business on the date of the stockholder’s notice. In order to present such proposal, the proposing stockholder must be a record stockholder, both at the time of giving of the notice under Section 2.9(a) of our by-laws and at the time of the annual meeting, who is entitled to vote at the meeting.

A written nomination for a director must set forth:

•	the name, age, business address and residence address of each person so proposed;

•	the class, series and number of any shares of our stock that are beneficially owned by such individual within the meaning of SEC Rule 13d-3;

•	the class, series and number of all shares of our stock that are beneficially owned by the proposing stockholder or by any associate of the proposing stockholder, including the number of shares held beneficially but not of record by such stockholder and by any such associate;

•	the date such shares were acquired and the investment intent of such acquisition;

•	all other information relating to such individual that is required to be disclosed in solicitations of proxies for election of directors pursuant to the proxy rules under the Exchange Act; and

•	the written consent of each person so proposed to serve as a director if nominated and elected as a director.

With respect to nominations by stockholders, only candidates nominated by stockholders for election as a member of our board of directors in accordance with our by-law provisions as summarized herein will be eligible for election as a member of our board of directors at our 2008 annual meeting of stockholders, and any candidate not nominated in accordance with such provisions will not be considered or acted upon for election as a director at our 2008 annual meeting of stockholders.

A written proposal relating to a matter other than a nomination for election as a director must set forth information regarding the matter equivalent to the information that would be required under the proxy rules of the SEC if proxies were solicited for stockholder consideration of the matter at a meeting of stockholders, including but not limited to:

•	a description of such matter, the reasons for proposing such matter at the meeting and any material interest in such matter of such stockholder or any associate of such stockholder, individually or in the aggregate, including any anticipated benefit to the stockholder or any associate of such stockholder; and

•	the class, series and number of all shares of our stock that are owned by such stockholder or by such associate, if any.

Only stockholder proposals submitted in accordance with the by-law provisions summarized above will be eligible for presentation at our 2008 annual meeting of stockholders, and any matter not submitted to our board of directors in accordance with such provisions will not be considered or acted upon at our 2008 annual meeting of stockholders.

April 16, 2007

By Order of the Board of Directors,

Christopher J. Zyda
Corporate Secretary

PROXY
LUMINENT MORTGAGE CAPITAL, INC.
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2007
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.
     The undersigned hereby appoints Gail P. Seneca and Christopher J. Zyda, and each of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of common stock of Luminent Mortgage Capital, Inc. (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s offices, 101 California Street, Suite 1350, San Francisco, California 94111, on Wednesday, May 23, 2007, and at any adjournment or postponement thereof, as set forth on the reverse side of this proxy card.
     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED. IF A CHOICE IS NOT SPECIFIED, THE PROXY WILL BE VOTED “FOR” THE NOMINEES FOR CLASS I DIRECTOR.

SEE REVERSE	CONTINUED AND TO BE SIGNED ON REVERSE	SEE REVERSE
SIDE	SIDE	SIDE
Address Change/Comments (Mark the corresponding box on the reverse side)

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN PROPOSAL 1.	Please Mark Here for Address Change or Comments	☐

SEE REVERSE SIDE
1.	Election of Class I Directors (See nominees below).

Nominees:	FOR ALL	WITHHOLD AUTHORITY TO VOTE FOR ALL
(1) S. Trezevant Moore, Jr.	NOMINEES	NOMINEES

(2) Joseph E. Whitters, CPA	☐	☐
(INSTRUCTION: To withhold authority to vote for an individual nominee, write such nominee’s name below.)

2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Mark box at right if you plan to attend the Annual Meeting.	☐
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